EXHIBIT 99.1

NEWS RELEASE

RANGE PRODUCTION INCREASES

FORT WORTH, TEXAS, January 21, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) today reported that fourth quarter 2003 production volumes rose to 164.7 Mmcfe per day, a 10.4% increase over the prior-year period and a 3.5% increase over third quarter 2003. Production for the year averaged 159.0 Mmcfe per day, a 6.0% increase over 2002, as production rose sequentially in each quarter. Approximately 75% of the Company’s production in the quarter was natural gas.

With the benefit of wells that went on production during the fourth quarter, those expected to go online shortly and the recent completed Conger Field acquisition, production growth is projected to accelerate in 2004. The Company currently expects first quarter 2004 production to reach 174 to 176 Mmcfe per day, a 13% increase over first quarter 2003 and a 6% increase over the most recent quarter.

Commenting on the announcement, John H. Pinkerton, Range’s President, said, “Fourth quarter production increased as a result of our successful 2003 drilling program. In addition, the recent acquisition in the Conger Field in West Texas provides a steady stream of low-cost production that will continue for many years. Importantly, production is expected to increase throughout 2004 due to the ongoing exploitation of our extensive drilling inventory. Finally, with higher production, coupled with current oil and gas prices and hedges in place, the Company should report record results in 2004 for many of the key aspects of its business.”

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to expected future production growth and record results are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-2

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com

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